Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated March 30, 2017 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in HealthEquity, Inc.'s Annual Report on Form 10-K for the year ended January 31, 2017.

/s/ PricewaterhouseCoopers LLP
Salt Lake City, UT
June 23, 2017